Exhibit 10.39

July 7, 2006

Dave Peranich

Dear Dave

I have enjoyed our conversations and I strongly believe that you would make an important contribution to the success and growth of Riverbed Technology (the “Company”). With that in mind, I am pleased to offer you a position as “Senior Vice President of World Wide Sales”. Your target annual compensation at plan will be $425,000, consisting of a base salary of $225,000 per year payable semi-monthly plus incentive compensation as further described in the Riverbed compensation plan. Your expected starting date would be July 10, 2006. You will be eligible for all the benefits the Company normally provides to its full time employees.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 400,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. If the Company is subject to a change in control and you are subject to an involuntary termination or if you resign for “Good Reason” as defined below, within 12 months following such change in control, then the vesting on 100% of your option to purchase shares will accelerate.

If the Company terminates your employment for any reason other than Cause (as defined below) within the first 12 months after you commence employment with the Company, then the Company will continue to pay your base salary until the earlier of (A) six months following the termination of your employment or (B) the date that you commence employment with, or provide services as a consultant to, any entity other than the Company, provided that if your remuneration from your new position is less than your base salary from the Company, then the Company will continue to pay you severance in an amount equal to the monthly severance called for under this paragraph less your remuneration from your new position for the duration of the six month severance period.Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures.

If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the six-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

However, this section, above, will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property.

“Cause” shall mean:

1. An unauthorized use or disclosure by you of the Company’s confidential information or trade secrets;

2. A material failure by you to comply with the Company’s written policies or rules;

3. Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

4. Your gross misconduct.

“Good Reason” shall mean:

Without your written consent:

(1) any material change in your authority, duties or responsibilities; provided, however, that a necessary change in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when you remain Senior Vice President of WW Sales of the Company’s business operations that are a subsidiary or division of the acquirer following a Change of Control) shall not by itself constitute grounds for a “Good Reason”;

(2) any reduction in your Base Salary or target bonus opportunity other than a reduction effected by the Company or its successor with respect to all executive officers as part of a general readjustment of their compensation levels;

(3) a material reduction in the kind or level of your benefits (other than equity compensation) to which you were entitled immediately prior to such reduction, other than a reduction effected by the Company or its successor with respect to all executive officers as a part of a general readjustment of the benefits provided by the Company or its successor;

(4) a relocation of your principal place of employment more than fifty (50) miles from its current location;

(5) the failure of any successor-in-interest to assume all of the obligations of the Company under this Agreement; or

(6) any material breach of this letter agreement by the Company.

Anything herein to the contrary notwithstanding, your employment shall not be deemed to be terminated for “Good Reason” above unless written notice stating the basis for the termination is provided to the Company by you and the Company is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act). With respect to purported Good Reason terminations within one (1) year following a Change of Control only, for the purpose of any determination regarding the applicability of Good Reason, the position taken by you shall be presumed to be correct unless the Company, or its successor, establishes, by clear and convincing evidence, that such position is not correct.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder.

This offer of employment and, if applicable, your continued employment at the Company, are contingent upon the following:

For purposes of federal immigration law, you must be able to show proof of your identity and legal right to work in the United States as required by the United States Immigration and Control Act (IRCA). Such documentation must be provided to us with three (3) business days of the date of hire, or our employment relationship with you may be terminated.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration to be held in Santa Clara County, California, in accordance with the employment dispute resolution rules of JAMS/Endispute then in effect. However, we agree that this arbitration provision shall not apply to any dispute or claim relating to, or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. You will be required to sign an employee Proprietary Information and Inventions Agreement as a condition of your employment. You will also be required to sign an authorization for a comprehensive background check. This letter, along with any agreements relating to proprietary rights and any stock option agreements between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. We are relying on your representation to us, which you confirm by your signature below, that you are able to provide services to Riverbed without breaching the terms of any agreement you may have with a prior employer.

This offer, if not accepted, will expire at the close of business on July 10, 2006. I am personally looking forward to working with you here at Riverbed Technology. Welcome aboard!

Sincerely,	Agreed and Accepted:
Riverbed Technology

/s/ Jerry Kennelly	/s/ Dave Peranich
Jerry Kennelly	Dave Peranich Date 7/8/06
CEO